Exhibit 3.1

CERTIFICATE OF CORRECTION

TO THE

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

OF

PRIMAL SOLUTIONS, INC.

Primal Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.     A Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State on February 7, 2001 (the “Certificate”), which contains an inaccurate record of the corporate action taken therein, and the Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

2.     The inaccuracy in the Certificate is as follows; “Nineteen Million Six Hundred Ninety-Six Thousand Nine Hundred Fifty-Seven (19,696,957)” contained in Section Second of the Certificate should be replaced with “Nineteen Million Three Hundred Ninety-Five Thousand Seven Hundred Seventy-Five (19,395,775).”

3.     Section Second of the Certificate is corrected to read as follows:

“Upon the effectiveness of the foregoing amendment to Article 4 of the Certificate of Incorporation of the Corporation, One Thousand (1,000) shares of Common Stock of the Corporation, being all of the issued and outstanding Common Stock, shall be changed into and become Nineteen Million Three Hundred Ninety-Five Thousand Seven Hundred Seventy-Five (19,395,775) fully paid and nonassessable shares of Common Stock, having a par value of $0.01 per share.”

IN WITNESS WHEREOF, the Corporation has made this Certificate of Correction on this 20th day of August, 2001.

PRIMAL SOLUTIONS, INC.

/s/ Joseph R. Simrell
Joseph R. Simrell Vice-President

CERTIFICATE OF

AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

PRIMAL SOLUTIONS, INC.

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law (the “DGCL”), Primal Solutions, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

FIRST.                                                            The Certificate of Incorporation of the Corporation is hereby amended as follows:

Article 4 of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

FOURTH. (a)                          The aggregate number of shares which the Corporation will have authority to issue is One Hundred Million (100,000,000) shares, of which Ninety-Five Million (95,000,000) will be shares of common stock, par value One Cent ($0.01) per share (“Common Stock”), and Five Million (5,000,000) will be shares of preferred stock, par value One Cent ($0.01) per share (“Preferred Stock”).

(b)  Shares of Preferred Stock may be issued from time to time in one or more series, each of which is to have a distinctive serial designation as determined in the resolution or resolutions of the board of directors providing for the issuance of such Preferred Stock from time to time.

(c)  Each series of Preferred Stock:

(i)                                     may have such number of shares;

(ii)                                  may have such voting powers or may be without voting powers;

(iii)                               may be subject to redemption at such time or times and at such price;

(iv)                              may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, or such conditions, from such date or dates, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

(v)                                 may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

(vi)                              may be made convertible into, or exchangeable for, shares of any other class or classes, or of any other series of the same class or of any other class or classes, of stock of the Corporation at such price or prices or at such rates of exchange, and with adjustments;

(vii)                           may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

(viii)                        may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation of stock of any class; and

(xi)                                may have such other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof;

as in such instance is stated in the resolution or resolutions of the board of directors providing for the issuance of such Preferred Stock.  Except where otherwise set forth in such resolution or resolutions the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the board of directors.

(d) Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes will have the status of authorised but unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock created by resolution or resolutions of the board of directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the board of directors providing for the issuance of any series of Preferred Stock and to any filing required by law.

(e)            (i) Except as otherwise provided by law or by the resolutions of the board of directors providing for the issuance of any series of Preferred Stock, Common Stock will have the exclusive right to vote for the election of directors and for all other purposes. Each holder of Common Stock will be entitled to one vote for each share held.

(ii) Subject to all of the rights of Preferred Stock or any series thereof, the holders of Common Stock will be entitled to receive, when, as and if declared by the board of directors, out of funds legally available therefor, dividends payable in cash, in stock or otherwise.

(iii) Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and subject to the rights of the holders of Preferred Stock, the remaining net assets of the Corporation will be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests.

SECOND.               Upon the effectiveness of the foregoing amendment to Article 4 of the Certificate of Incorporation of the Corporation, One Thousand (1,000) shares of Common Stock of the Corporation, being all of the issued and outstanding Common Stock, shall be changed into and become Nineteen Million Three Hundred Ninety Five Thousand Seven Hundred Seventy-Five (19,395,775) fully paid and nonassessable shares of Common Stock, having a par value of $0.01 per share.

THIRD.                   The foregoing amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL, all of the Directors of the Corporation having duly adopted resolutions by written consent in accordance with Section 141(f) of the DGCL and the sole stockholder of the Corporation having duly adopted resolutions by written consent in accordance with Section 228 of the DGCL.

IN WITNESS WHEREOF, the Corporation has made this Certificate of Amendment on this 7th day of February, 2001.

PRIMAL SOLUTIONS, INC.

By:	/s/ Joseph R. Simrell
Joseph R. Simrell, Vice-President